Exhibit 3.1

ALIMERA SCIENCES, INC.

CERTIFICATE OF DESIGNATION
OF
SERIES b CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Alimera Sciences, Inc. (the “Corporation”), a corporation organized and existing under the DGCL, in accordance with the provisions of Section 103 thereof, does hereby certify that:

Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors, on March 23, 2023, in accordance with Section 151(g) of the DGCL, duly adopted the following resolution establishing a series of 27,000 shares of the Corporation’s preferred stock (the “Preferred Stock”), par value $0.01 per share, to be designated as its Series B Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby establishes a series of Series B Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

1. Designation; Number of Shares.

(a) There shall be created from the 10,000,000 shares of Preferred Stock authorized to be issued by the Certificate of Incorporation, a series of Preferred Stock designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), and the authorized number of shares of Preferred Stock constituting the Series B Preferred Stock shall be 27,000.

(b) The Series B Preferred Stock shall rank prior and superior to all of the Common Stock and any other capital stock of the Corporation with respect to the preferences as to dividends, distributions and payments upon a Liquidation Transaction. The rights of the shares of Common Stock and other capital stock of the Corporation shall be of junior rank to and subject to the preferences and relative rights of the Series B Preferred Stock.

2. Dividends.

(a) Any dividends or distributions declared by the Board of Directors out of funds legally available therefor shall be distributed among the holders of the Common Stock and the Series B Preferred Stock on a pro rata basis based on the number of shares of Common Stock held by each (determined on an as-converted to Common Stock basis based on the then-effective Applicable Conversion Price, as defined herein) as of the record date fixed for determining those entitled to receive such distribution.

(b) In the event the Corporation shall declare a distribution on the Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution pursuant to this Section 2(b) as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible based on the then-effective Applicable

Conversion Price as of the record date fixed for the determination of the holders of the Common Stock of the Corporation entitled to receive such distribution.

(c) Prior to Mandatory Conversion (as defined herein), in addition to participation in dividends on Common Stock as set forth in Sections 2(a) and 2(b), holders of the Series B Preferred Stock shall be entitled to receive, on each share of Series B Preferred Stock, dividends at an annual rate of 6% of the Series B Original Issue Price (as defined herein).  Dividends payable pursuant to this Section 2(c) with respect to any share of Series B Preferred Stock shall accrue daily from and after the issuance date, whether or not the Corporation has funds legally available for such dividends or such dividends are declared and shall be calculated on the basis of a 360-day year. Dividends will be payable in cash when, as and if declared by the Board of Directors.

(d) The holders of the Series B Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.
3. Liquidation Preferences.

(a) Upon any Liquidation Transaction (as defined below), whether voluntary or involuntary, each holder of outstanding shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to stockholders, whether such assets are capital, surplus or earnings, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock or of any other stock or equity security, an amount in cash, equal to the greater of (i) $1,000.00 per share of Series B Preferred Stock (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like with respect to the Series B Preferred Stock) (as adjusted, the “Series B Original Issue Price”) held by such holder plus any accrued but unpaid dividends to which such holder of outstanding shares of Series B Preferred Stock is then entitled, if any, or (ii) the amount each holder of a share of Series B Preferred Stock would be entitled to receive had all shares of Series B Preferred Stock been converted into shares of Common Stock based on the then-effective Applicable Conversion Price immediately prior to such Liquidation Transaction (the amount payable pursuant to this sentence is referred to herein as the “Series B Liquidation Preference Amount”). If, upon any Liquidation Transaction, the funds legally available for distribution to all holders of the Series B Preferred Stock shall be insufficient to permit the payment to all such holders of the full Series B Liquidation Preference Amount, then the entire funds legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock ratably in proportion to the full preferential amounts to which they are entitled under this Section 3(a).

(b) Upon any Liquidation Transaction, after payment in full of the distribution required by Section 3(a) above, if any assets remain in the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets and funds legally available therefor distributed ratably among the holders of the Common Stock based on the number of shares of Common Stock then held by each holder.

(c) Unless waived by the holders of a majority of the then-outstanding shares of Series B Preferred Stock, voting together as a separate class (the “Preferred Majority”), the following shall be deemed to constitute a Liquidation Transaction: (i) any acquisition of the Corporation by means of merger, consolidation, stock sale, tender offer, exchange offer or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged or sold, in one transaction or a series of related transactions, for cash, securities, property or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, or any other person or group or affiliated persons and in which the holders of capital stock of the Corporation hold less than a majority of the voting power of the surviving entity and (ii) any sale, transfer, exclusive license or lease of all or substantially all of the properties or assets of the Corporation and its subsidiaries (each of such transactions in clause (i) and (ii), together with an actual liquidation, dissolution or winding up of the Corporation, a “Liquidation Transaction”), provided that none of the following shall be deemed to constitute a Liquidation Transaction: (x) a transaction for which the sole purpose is to change the state of the Corporation’s incorporation, (y) a transaction for which the sole purpose is to create a holding company that will hold no assets other than shares of the Corporation and that will have securities with rights preferences, privileges and restrictions substantially similar to those of the Corporation and that are owned in substantially the same proportions by the persons who held such securities of the Corporation, in each case immediately prior to such transaction or (z) a license transaction entered into by the Corporation for the purpose of developing and/or commercializing one or more of the Corporation’s products, so long as such license transaction would not be reasonably considered to be a sale or license of all or substantially all of the assets of the Corporation.

(d) At least ten (10) days prior to the occurrence of any Liquidation Transaction, the Corporation will furnish each holder of the Series B Preferred Stock notice at the address for such holder on record with the Corporation or the transfer agent of the Series B Preferred Stock in accordance with Section 6(o) hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in reasonable detail the terms of such Liquidation Transaction, stating in detail to the extent known (if such amounts are not known at the time of such notice, the Board of Directors shall in good faith determine an approximate amount) the amount(s) per share of the Series B Preferred Stock each holder of the Series B Preferred Stock would receive pursuant to the provisions of Section 3 hereof and stating in reasonable detail the facts and assumptions upon which such amounts were determined.

(e) Unless otherwise provided in the definitive documents relating to such Liquidation Transaction, any securities or other consideration to be delivered to the holders of the Corporation’s capital stock in connection with a Liquidation Transaction shall be valued as follows:

(i) If traded on a nationally recognized securities exchange or interdealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) business days prior to the closing;

(ii) If traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) business days prior to the closing; and
(iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.
4. Redemption. The Series B Preferred Stock is not redeemable.
5. Voting Rights; Directors.

(a) Following the conclusion of the initial stockholder meeting of the Corporation at which the proposals to obtain Stockholder Approval (as defined in the Securities Purchase Agreement dated March 24, 2023, by and among the Corporation and the purchasers party thereto (as amended, restated, modified, superseded or replaced, the “Purchase Agreement”)) are voted upon (the “Initial Meeting”), on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of the stockholders of the Corporation (other than the proposals to obtain the Stockholder Approval), each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible based on the Applicable Conversion Price as of the record date for determining stockholders entitled to vote on such matter and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any such stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series B Preferred Stock held by each holder are convertible as of the applicable record date) shall be rounded down to the nearest whole number. Notwithstanding the foregoing, no holder of Series B Preferred Stock may exercise its voting rights thereof in excess of the Ownership Limitation, Change of Control Cap and the Exchange Cap, each as defined herein.

(a) For so long as an  original purchaser of the Series B Preferred Stock beneficially holds 50% or more of the shares of Common Stock (calculated on as-converted basis based on the Applicable Conversion Price (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like)) such purchaser acquired pursuant to the Purchase Agreement, such purchaser shall have the right to designate up to one director for election to the Board of Directors; provided, however, that for any original purchaser that is affiliated with another original purchaser, such designation right shall apply collectively to such affiliated purchasers.  Effective as of the Tranche 2 Closing Date,  the original purchasers shall have the right to designate one additional individual mutually agreed upon and designated by such purchasers  for election to the Board of Directors; provided, however, that the provisions of this Section 5(b) are subject to the limitations set forth in the Purchase Agreement.

6. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows:

(a) Right to Convert; Optional Conversion.  Prior to the conclusion of the Initial Meeting,  the Series B Preferred Stock is not convertible into Common Stock or any other security of the Corporation. If Stockholder Approval is not obtained at the Initial Meeting, following conclusion of such meeting,  each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series B Original Issue Price plus any accrued but unpaid dividends to which such share of Series B Preferred Stock is then entitled by (ii) the then-effective Applicable Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion or notice is provided for non-certificated shares; provided, however, prior to Stockholder Approval, no conversion of shares of Series B Preferred Stock into Common Stock shall exceed the Change of Control Cap, the Exchange Cap and the Ownership Limitation.

(b) Mandatory Conversion.  If Stockholder Approval is obtained, the Corporation shall designate any business day no later than ten (10) business days following such vote as the date for the conversion (the “Mandatory Conversion”) of all, but not less than all, of the outstanding shares of Series B Preferred Stock (including any accrued but unpaid dividends to which such shares of Series B Preferred Stock are then entitled)  at the Applicable Conversion Price. Mandatory Conversion of such shares will occur automatically and without the need for any action on the part of the holders,  and the shares of Common Stock due upon such Mandatory Conversion will be registered in the name of the applicable holder.

(c) Subject to the limitations of this Section 6, each share of Series B Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price plus any accrued but unpaid dividends to which such share of Series B Preferred Stock is then entitled by the Applicable Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The “Applicable Conversion Price” for shares of Series B Preferred Stock shall be calculated as follows:

(i) With respect to the shares of Series B Preferred Stock issued at the Tranche 1 Closing Date (as defined in the Purchase Agreement), the initial Applicable Conversion Price shall be $2.10 (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) per share (the “Tranche 1 Conversion Price”); and

(ii) With respect to the shares of Series B Preferred Stock issued at the Tranche 2 Closing Date (as defined in the Purchase Agreement), the initial Applicable Conversion Price per share shall be the 30-day preceding VWAP (as defined in the Purchase Agreement) of the Common Stock on The Nasdaq Stock Market (“Nasdaq”) prior to issuance of such shares (as defined in the Purchase Agreement) (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like), but in no event shall such initial Applicable Conversion Price be (i) less than eighty percent (80%) of the Tranche 1 Conversion Price per share or (ii) greater than two times (2x) the Tranche 1 Conversion Price per share (the “Tranche 2 Conversion Price”).

(d) Ownership Limitation.  Unless and until the Stockholder Approval is obtained, no shares of Common Stock will be issued or delivered upon conversion of any Series B Preferred Stock, and no Series B Preferred Stock will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would result in such holder of the Series B Preferred Stock (together with the holder’s affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable regulations, including any “group” (within the meaning of the Exchange Act)  of which such Holder is a member beneficially owning in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon such conversion (the restrictions set forth in this sentence, the “Ownership Limitation”). Prior to obtaining Stockholder Approval, a  holder of the Series B Preferred Stock, upon notice to the Corporation, may increase or decrease the Ownership Limitation provisions of this Section 6(d), provided that the Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon such conversion, the Exchange Cap or the Change of Control Cap immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock held by the holder.  Any increase in the Ownership Limitation will not be effective until the 61st day after such written notice is delivered to the Corporation.

(b) Exchange Cap.  Unless and until the Stockholder Approval is obtained, no shares of Common Stock will be issued or delivered upon conversion of any Series B Preferred Stock, and no Series B Preferred Stock will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would cause the aggregate number of shares of Common Stock that would be issued pursuant to the Purchase Agreement and the transactions contemplated thereby to exceed 1,401,901 (19.99% of the voting power or number of shares of Common Stock, issued and outstanding immediately prior to the execution of the Purchase Agreement), which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under applicable Nasdaq rules (such maximum number of shares, the “Exchange Cap”).

(e) Change of Control Cap.  Unless and until the Stockholder Approval is obtained, no shares of Common Stock will be issued or delivered upon conversion of any Series B Preferred Stock, and no Series B Preferred Stock will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility, when aggregated with any shares of Common Stock then beneficially owned by the holder of such shares  (as beneficial ownership is determined pursuant to Section 13(d) of the Exchange Act), would result in a “change of control” of the Corporation under applicable Nasdaq rules (the “Change of Control Cap”).

(f)

(i) Mechanics of Conversion.  Before any holder of the Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, to the extent such shares of Series B Preferred Stock are certificated, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation with the form of conversion notice attached hereto as Annex A at such office that such holder elects to convert the same and shall state therein the name or names in which he, she or it wishes the book entry or book entries for shares of Common Stock to be issued. The Corporation shall, as soon as reasonably practicable thereafter, and in any event within two business days (except to the extent of delays not caused by the Corporation), make or cause its transfer agent to make an appropriate book entry, and shall promptly pay to the holder thereof, in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the then-effective Applicable Conversion Price), any accrued and unpaid dividends on the shares of Series B Preferred Stock being so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion.  In addition to any other rights available to a holder of Series B Preferred Stock, if the Corporation fails to cause its transfer agent to transmit to such shares of Common Stock upon conversion in accordance with the provisions of Section 6(g)(i) above, and if after such date such holder is required by its broker to purchase (in an open market transaction or otherwise) or such holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such of the shares of Common Stock which such holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder the amount, if any, by which (x) such holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of Common Stock that the Corporation was required to deliver to such holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, or (B) at the option of such holder, either reinstate the shares of Series B Preferred Stock and equivalent number of underlying shares of Common Stock for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder.  For example, if such holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the

Corporation shall be required to pay such holder $1,000. Such holder shall provide the Corporation written notice indicating the amounts payable to such holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss.  Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of Series B Preferred Stock as required pursuant to the terms hereof.

(g) Adjustments to Applicable Conversion Price for Certain Diluting Issuances.
(i) Special Definitions. For purposes of this Section 6(h), the following definitions apply:
(1) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).
(2) “Original Issue Date” shall mean the first date on which a share of Series B Preferred Stock was issued by the Corporation.
(3) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6(h)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

(A) shares of Common Stock issuable or issued (including restricted stock units) to officers, directors, employees, consultants, advisors or contractors of the Corporation pursuant to stock options, stock purchase plans or other equity incentive plans on terms approved by the Board of Directors, including inducement plans;

(B) shares for which adjustments of the Applicable Conversion Price, as applicable, is made pursuant to Section 6(i) or 6(j);

(C) shares of Common Stock issuable or issued upon the conversion of shares of Series B Preferred Stock, the issuance of Common Stock in lieu of Series B Preferred Stock on the Tranche 2 Closing Date, or as a dividend or distribution on the Series B Preferred Stock;

(D) shares of Common Stock issued in a Qualified Financing (as defined in the Purchase Agreement);
(E) shares of Common Stock issuable or issued upon the conversion of Convertible Securities outstanding as of the Original Issue Date;
(F) shares of Common Stock for which adjustment of the Applicable Conversion Price has been specifically waived by the Preferred Majority; or

(G) up to an aggregate of 1,000,000 shares of Common Stock (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) issued or issuable pursuant to equipment lease financings or bank credit arrangements approved by the Board of Directors that are for primarily non-equity financing purposes.

(5) “Adjustment Trigger Price” shall initially mean the Tranche 1 Conversion Price or the Tranche 2 Conversion Price, as applicable (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) as adjusted pursuant to Section 6(h)(iv) hereof from time to time.

(ii) No Adjustment of Applicable Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Applicable Conversion Price of Series B Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 6(h)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the then-effective Adjustment Trigger Price on the date of, and immediately prior to such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3) upon the expiration of any such Options or rights, the termination of any such rights to convert or exchange or the expiration of any Options or rights related to such Convertible Securities or exchangeable securities, the Applicable Conversion Price, to the extent in any way affected by or computed using such Options, rights or Convertible Securities or Options or rights related to such Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such Options or rights or upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options or rights related to such Convertible Securities; and

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (a) the Applicable Conversion Price on the original adjustment date immediately prior to making such original adjustment, or (b) if there have been adjustments made to the Applicable Conversion Price between the original adjustment date and such readjustment date, the Applicable Conversion Price that has resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock, including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(h)(iii) without consideration or for a consideration per share less than the Adjustment Trigger Price on the date of and immediately prior to such issue (the “Pre-Adjusted Trigger Price”), then and in such event, the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by:

(1) First, multiplying the Pre-Adjusted Trigger Price by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Pre-Adjusted Trigger Price, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued (the result of the foregoing shall be the new “Adjustment Trigger Price” immediately following the issue of the Additional Shares of Common Stock);

(2) Then, dividing (A) the Adjustment Trigger Price (as calculated and adjusted pursuant to subsection (1) above), by (B) the Pre-Adjusted Trigger Price (the resulting product being, the “Adjustment Rate”); and

(3) Finally, multiplying (A) the then-effective Applicable Conversion Price on the date of and immediately prior to such issue, by (B) the Adjustment Rate (the resulting product shall be the Applicable Conversion Rate in effect immediately following the issue of the Additional Shares of Common Stock); provided that if the foregoing formula results in a Applicable Conversion Price that is less than $1.00 (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like), the Applicable Conversion Price shall instead be adjusted to $1.00 (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) concurrently with such issue.

For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all outstanding shares of Preferred Stock (based on the then-effective Adjustment Trigger Price) and all Convertible Securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date. Notwithstanding the foregoing, no adjustment of the Applicable Conversion Price pursuant to this Section 6(h)(iv) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the Applicable Conversion Price immediately prior to such adjustment.

(v) Determination of Consideration. For purposes of this Section 6(h), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:
(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;
(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received for such Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(h)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(h) Adjustments to Applicable Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration without a corresponding dividend declared or paid to the holders of Series B Preferred Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock without a corresponding subdivision or combination of shares of Series B Preferred Stock, then the Applicable Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration without a corresponding dividend or other distribution to holders of Series B Preferred Stock then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(i) Adjustments for Reclassifications, Reorganizations, Mergers or Consolidations. If the Common Stock issuable upon conversion of Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, merger, consolidation or otherwise (other than a subdivision or combination of shares provided for in Section 6(i) above or a Liquidation Transaction), provision shall be made so that, concurrently with the effectiveness of such transaction, the shares of Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

(j) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Applicable Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in reasonable detail the relevant facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the then-effective Applicable Conversion Price, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

(k) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred Stock: (1) at least ten (10) days prior written notice of the date on which a record shall be taken for such dividend, distribution rights (and specifying the date on which the holders of the Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (ii) and (iii) above; and (2) in the case of the matters referred to in (ii) and (iii) above, at least ten (10) days prior written notice of the date when the consummation of same shall take place (and specifying the date on which the holders of the Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(m) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(n) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series B Preferred Stock shall be in writing and shall deemed sufficient, in each case upon confirmation of delivery, when delivered personally or by overnight courier or sent by facsimile, or after being deposited in the mail, postage prepaid as certified or registered mail, and addressed to each holder of record at his or its address appearing on the books of the Corporation. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively on behalf of all holders of Series B Preferred Stock by the vote or written consent of the Preferred Majority.

7. Restrictions and Limitations.

(a) For so long as at least 20% of the shares of Series B Preferred Stock originally issued pursuant to the Purchase Agreement remain outstanding, the Corporation shall not (whether effected, directly or indirectly, by means of an amendment, merger, consolidation, reorganization, reclassification or otherwise), without first obtaining the affirmative vote or written consent of the Preferred Majority:

(i) amend, modify or alter (A) this Certificate of Designation or (B) the Certificate of Incorporation (including by filing any new certificate of designation or elimination) or the Bylaws of the Corporation, in each case with respect to this clause (B) in a manner that adversely affects the rights, preference or privileges of the Series B Preferred Stock;

(ii) increase or decrease the authorized number of shares of Series B Preferred Stock or issue additional shares of Series B Preferred Stock following the Tranche 1 Closing Date other than to the original purchasers in such closing in accordance with the Purchase Agreement;

(iii) authorize, create, issue or obligate itself to issue (by reclassification, merger or otherwise) any security (or any class or series thereof) or any indebtedness, in each case that has any rights, preferences or privileges senior to, or on a parity with, the Series B Preferred Stock, or any security convertible into or exercisable for any such security or indebtedness (other than (1) the issuance of up to an aggregate of $62,500,000 of indebtedness pursuant to the Corporation’s credit facility with SLR Investment Corp., as the same may be amended, refinanced or resyndicated from time to time or (2) the issuance of up to an aggregate of $500,000 of indebtedness pursuant to operating, capital or equipment leases entered into in the ordinary course of business);

(iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of capital stock; provided, however, that this restriction shall not apply to the repurchase of the Series A Preferred Stock and Common Stock contemplated by the Purchase Agreement or the forfeiture of stock from former employees, officers, directors or consultants who performed services for the Corporation in connection with the cessation of such employment or service pursuant to the terms of existing agreements with such individuals;

(v) declare or pay any dividend or distribution on any shares of capital stock; provided, however, that this restriction shall not apply to dividends payable to holders of the Common Stock that consist solely of shares of Common Stock for which adjustment to the Applicable Conversion Price of the Series B Preferred Stock is made pursuant to Section 6(i); or

(vi) incur any indebtedness in excess of $5,000,000 or encumber or grant a security interest in all or substantially all of the assets of the Corporation in connection with any such indebtedness of the Corporation;  provided, however, that this restriction shall not apply (i) to any security interests existing as of the date the Series B Preferred Stock is issued, (ii) upon the amendment, refinancing or resyndication from time to time of the Corporation’s credit facility with SLR Investment Corp. and (iii) to capital stock issued in a Qualified Financing.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived prospectively or retrospectively on behalf of all holders of Series B Preferred Stock by the vote or written consent of the Preferred Majority.

9. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President and Chief Executive Officer on March 24, 2023.

ALIMERA SCIENCES, INC.

By: /s/ Richard S. Eiswirth, Jr.
Name: Richard S. Eiswirth, Jr.
Title: President and Chief Executive Officer

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE HOLDER IN ORDER TO CONVERT SHARES

OF SERIES B PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Preferred Stock, $0.01 par value per share (the “Preferred Stock”), of Alimera Sciences, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, $0.01 par value per share (the “Common Stock”), of the Corporation, according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be reasonably required by the Corporation. No fee will be charged to the Holders for any conversion of Preferred Stock, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Preferred Stock owned prior to Conversion:
Number of shares of Preferred Stock to be Converted:
Stated Value of shares of Preferred Stock to be Converted: $
Number of shares of Common Stock to be Issued:
Applicable Conversion Price: $
Number of shares of Preferred Stock subsequent to Conversion:
Address for Delivery: ______________________ or DWAC Instructions: Broker Name: Broker DTC Participant no: Account no: Broker Contact #:
[HOLDER] By: _________________________________ Name:_______________________________ Title:________________________________

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